EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

October 30, 2009	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Announces Third Quarter 2009 Results and
Increases 2009 Earnings Guidance Mid-Point

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $21.7 million, or $0.73 per share, for the third quarter of 2009, compared to net income of $21.5 million, or $0.86 per share, for the same period in 2008.  UIL Holdings’ earnings were $47.6 million, or $1.74 per share, for the first nine months of 2009, an increase of $8.2 million, or $0.17 per share, compared to the same period in 2008.

“Year to date, we have successfully controlled our operating costs and the Company will continue to monitor and control these costs through the end of the year.  This will provide the Company a reasonable opportunity of achieving its distribution allowed return on equity in 2009,” stated James P. Torgerson, UIL’s President and CEO.  “The decoupling of distribution revenues also played a key role in the third quarter, providing the Company with its Commission-determined revenue requirement.  Additionally, the transmission business continues to perform well and is expected to earn its allowed return on equity of approximately 12.5% in 2009.”

Net Income for the third quarter and first nine months of 2009, compared to the same periods in 2008, for continuing operations and discontinued operations and by line of business, are as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	Difference	2009	2008	Difference
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$15.4	$16.2	$(0.8)	$30.3	$24.4	$5.9
Transmission	6.9	6.1	0.8	19.2	17.0	2.2
Total UI Net Income	$22.3	$22.3	$-	$49.5	$41.4	$8.1

UIL Corporate	(0.6)	(0.7)	0.1	(1.8)	(1.8)	-
Total Continuing Operations	$21.7	$21.6	$0.1	$47.7	$39.6	$8.1

Discontinued Operations - Xcelecom	-	(0.1)	0.1	(0.1)	(0.2)	0.1

Total Net Income	$21.7	$21.5	$0.2	$47.6	$39.4	$8.2

Average Shares Outstanding - Basic	29.9	25.1	4.8	27.4	25.1	2.3

EPS	$0.73	$0.86	$(0.13)	$1.74	$1.57	$0.17

The dilutive effect of the May 2009 issuance of an additional 4,600,000 shares of common stock in the third quarter and first nine months of 2009 was $0.13 per share and $0.14 per share, respectively.

The table below provides the full distribution, CTA and other net income variances for the third quarter and first nine months to date of 2009, compared to the same periods in 2008.  Earnings from the distribution business have grown on a year to date basis primarily due to an approved rate increase, reduced operation and maintenance expenses and the allocation of certain expenses in 2009 to other rate components.

	Distribution, CTA & Other Net Income

	Quarter Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Favorable/(Unfavorable) ($M)	vs. 2008	vs. 2008
Operating Revenues
Decoupling adjustment	$1.5	$3.9
Regulatory true up items	1.4	4.1
Distribution rates & pricing	(1.4)	1.5
Sales volume	(2.4)	(5.3)
Other	0.1	0.1
Operation and Maintenance (O&M) Expense
Customer service - allocated	(0.5)	1.6
Uncollectibles	1.2	3.3
Outside services and other expense	1.0	3.3
Pension & postretirement	(1.5)	(5.4)
Other	(0.2)	(1.2)
Distribution, CTA & Other Net Income variance	$(0.8)	$5.9

The decoupling adjustment reflects an accrual to true up actual revenues to the DPUC allowed revenue requirements in accordance with the decoupling mechanism approved in the February 2009 final decision in UI’s 2008 distribution rate case.  The favorable variances in regulatory true up items were primarily due to the absence in 2009 of adjustments recorded in 2008 to certain regulatory liabilities.  Unfavorable revenue variances are driven by the reduced kWh sales for the quarter and year to date and the related volume and pricing variances, partially offset by the 2009 rate increase approved in the final rate case decision.

Regarding O&M expense, UI is able to allocate customer service expense to transmission in accordance with a May 2008 Federal Energy Regulatory Commission order, resulting in a favorable year to date variance.  The favorable variances in uncollectibles were primarily due to decreased customer account write-offs and the allowed allocation of a portion of the uncollectible expense to the Generation Services Charge, effective in February 2009.  The favorable variances in outside services and other expense were primarily related to cost control measures taken by the Company.  The unfavorable variances in pension and postretirement were primarily due to the negative impact of the financial markets on the value of pension and postretirement assets.  Such cost increases are fully recoverable.

The transmission business earnings continued to experience underlying growth both on a quarterly and year to date basis from higher rate base and equity capitalization with approximately the same allowed return compared to the same period in 2008.  As previously reported, UI completed the Middletown-to-Norwalk transmission project, which went into service ahead of schedule, in December 2008.

Looking Forward

UIL is tightening its consolidated earnings estimate for 2009 to $1.87 to $1.97 per share, compared to the previously reported estimate of $1.83 to $1.97 per share, which results in an increase in the 2009 mid-point estimate.

The revised estimate for total UI is $1.97 to $2.07 per share, compared to the previously reported estimate of $1.93 to $2.07 per share, to reflect an increase in the mid-point estimate for distribution, CTA & other.

The revised estimate for distribution, CTA & other is $1.05 to $1.15 per share, compared to the previously reported estimate of $1.00 to $1.15 per share.  The change reflects better than anticipated year to date earnings performance in the distribution business, including the impact of UI’s cost control measures through the summer months.

The estimate for transmission is unchanged and the transmission business is expected to earn an allowed weighted average return on equity of approximately 12.5%.

The estimate for UIL corporate is also unchanged.

2009 Earnings Expectations

UI
Distribution, CTA & Other	$1.05 - $1.15
Transmission	0.90 - 0.95

Total UI (1)	$1.97 - $2.07

UIL Corporate	(0.12) - (0.07)

Total Continuing Operations (1)	$1.87 - $1.97

(1) Expectations are not intended to be additive.

Third Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Monday, November 2, 2009, beginning at 8:30 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures for 2009 Earnings Guidance

UIL Holdings believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS from continuing operations for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2009 net income from continuing operations for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2009.   Total EPS from continuing operations is a generally accepted accounting principles (GAAP)-basis presentation.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the third quarter and first nine months of 2009 and 2008:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating Revenues
Utility	$255,000	$278,499	$690,433	$728,854
Non-utility	212	218	653	617
Total Operating Revenues	255,212	278,717	691,086	729,471
Operating Expenses
Operation
Purchased power	88,560	121,371	264,099	330,890
Operation and maintenance	61,898	55,560	164,686	160,474
Transmission wholesale	18,584	15,906	42,373	33,888
Depreciation and amortization	26,568	27,326	73,364	77,718
Taxes - other than income taxes	17,439	14,657	44,847	38,218
Total Operating Expenses	213,049	234,820	589,369	641,188
Operating Income	42,163	43,897	101,717	88,283

Other Income and (Deductions), net	3,505	2,374	7,322	6,253

Interest Charges, net
Interest on long-term debt	9,673	7,154	27,561	21,523
Other interest, net	183	1,030	1,094	1,810
	9,856	8,184	28,655	23,333
Amortization of debt expense and redemption premiums	377	431	1,371	1,297
Total Interest Charges, net	10,233	8,615	30,026	24,630

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	35,435	37,656	79,013	69,906

Income Taxes	13,682	16,047	31,399	30,112

Income Before Equity Earnings and Discontinued Operations	21,753	21,609	47,614	39,794
Income (Loss) from Equity Investments	17	22	45	(231)
Income from Continuing Operations	21,770	21,631	47,659	39,563
Discontinued Operations, Net of Tax	(30)	(93)	(108)	(167)

Net Income	$21,740	$21,538	$47,551	$39,396

Average Number of Common Shares Outstanding - Basic	29,885	25,135	27,370	25,100
Average Number of Common Shares Outstanding - Diluted	30,126	25,429	27,608	25,411

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.73	$0.86	$1.74	$1.58
Discontinued Operations	-	-	-	(0.01)
Net Earnings	$0.73	$0.86	$1.74	$1.57

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.73	$0.85	$1.73	$1.56
Discontinued Operations	-	-	-	(0.01)
Net Earnings	$0.73	$0.85	$1.73	$1.55

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	September 30,	December 31,
(thousands of dollars)	2009	2008
ASSETS
Current assets	$286,032	$252,186
Current assets of discontinued operations held for sale	4,341	5,437
Other investments	10,333	10,307
Net property, plant and equipment	1,113,408	1,073,588
Regulatory assets	690,450	723,079
Deferred Charges and Other Assets	55,778	18,589
Total Assets	$2,160,342	$2,083,186

LIABILITIES AND CAPITALIZATION
Current liabilities	$262,317	$366,671
Current liabilities of discontinued operations held for sale	5,247	5,467
Noncurrent liabilities	332,248	304,292
Deferred income taxes	292,253	298,824
Regulatory liabilities	84,542	84,322
Total Liabilities	976,607	1,059,576

Long-term debt	604,192	549,031
Net common stock equity	579,543	474,579
Total Capitalization	1,183,735	1,023,610

Total Liabilities and Capitalization	$2,160,342	$2,083,186